Mail Stop 03-06


April 18, 2005
Mr. Stephen P. Wolfe
Vice President, Finance
Treasurer and Chief Financial Officer
The Toro Company
8111 Lyndale Avenue South
Bloomington, Mn 55420-1196


RE: 	The Toro Company
      Form 10-K for the fiscal year ended October 31, 2004
			File No.  001-08649

Dear Mr. Wolfe,

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant